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                                                                    EXHIBIT 23.5



                        CONSENT OF INDEPENDENT AUDITORS



     We consent to the reference to our firm under the caption "Experts" and to the use of our report, dated July 18, 1996, with respect to the financial statements of Gilroy Energy Company, a wholly owned subsidiary of Gilroy Foods, Inc., which in turn is a wholly owned subsidiary of McCormick & Company, Inc., as of and for the years ended November 30, 1995 and 1994 included in the Registration Statement (Form S-4 No. 333-6259) and related Prospectus of Calpine Corporation for the registration of $180,000,000 of its 10 1/2% Senior Notes Due 2006.



                                          ERNST & YOUNG LLP



Baltimore, Maryland


September 27, 1996